Riverdeep Group PLC

                              Directors' Report and
                        Consolidated Financial Statements

                               For the Year Ended

                                  30 June 2002








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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
for the year ended 30 June 2002




TABLE OF CONTENTS                                                           PAGE


GROUP INFORMATION                                                             2

DIRECTORS' REPORT                                                             4

STATEMENT OF DIRECTORS' RESPONSIBILITIES                                     13

REMUNERATION REPORT ON BEHALF OF THE BOARD                                   14

INDEPENDENT AUDITORS' REPORT                                                 18

CONSOLIDATED PROFIT AND LOSS ACCOUNT                                         20

CONSOLIDATED BALANCE SHEET                                                   21

COMPANY BALANCE SHEET                                                        22

CONSOLIDATED STATEMENT OF CASH FLOW                                          23

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                               24


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RIVERDEEP GROUP PLC
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GROUP INFORMATION


DIRECTORS                               Barry O'Callaghan
                                          (Chief Executive Officer and Chairman)
                                        James P. Levy (US)
                                           (Executive Vice Chairman)
                                        Patrick McDonagh
                                        Thomas W. Keaveney (US)
                                        Kyran McLaughlin
                                        Lee A. Dayton (US)
                                        Anthony Lucki (US)
                                           (appointed December 2001)
                                        Gail E. Pierson (US)
                                           (appointed December 2001)



SECRETARY                               David Mulville



REGISTERED OFFICE                       Third Floor,
                                        Styne House,
                                        Upper Hatch Street,
                                        Dublin 2.



SOLICITORS                              William Fry,
                                        Fitzwilton House,
                                        Wilton Place,
                                        Dublin 2.

                                        Dewey Ballantine,
                                        1 Undershaft,
                                        London EC2,
                                        United Kingdom.



PRINCIPAL BANKERS                       AIB plc,
                                        Bankcentre, Ballsbridge,
                                        Dublin 4.

                                        HSBC Financial Services Limited,

                                        PO Box 1109 Gt.,
                                        Grand Cayman,
                                        Cayman Islands.



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RIVERDEEP GROUP PLC
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GROUP INFORMATION (Continued)



PRINCIPAL BANKERS (Continued)           Fleet Boston,
                                        17 Floor,
                                        100 Federal Street,
                                        Boston,
                                        Massachusetts 02110,
                                        United States of America.



REGISTRAR                               Computershare Investor Services
                                        (Ireland) Limited,
                                        Heron House,
                                        Corrig Road,
                                        Sandyford Industrial Estate,
                                        Dublin 18.



AUDITORS                                Ernst & Young,
                                        Chartered Accountants,
                                        Ernst & Young Building,
                                        Harcourt Centre,
                                        Harcourt Street,
                                        Dublin 2.



NATURE OF IRISH LISTING                 The company  had a secondary  listing on
                                        The Irish Stock  Exchange until November
                                        2002. For this reason,  Riverdeep  Group
                                        plc  was  not   subject   to  the   same
                                        regulatory  requirements  as those which
                                        would apply to an Irish  company  with a
                                        primary   listing  on  the  Irish  Stock
                                        Exchange  including the requirement that
                                        certain    transactions    require   the
                                        approval  of  shareholders.  With effect
                                        from October 2002, the company converted
                                        to a primary  listing on the Irish Stock
                                        Exchange.   For   further   information,
                                        shareholders should consult their own financial advisor.


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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002



The directors present their report and audited consolidated financial statements prepared in accordance with Irish generally accepted accounting principles for the year ended 30 June 2002 which are set out on pages 20 to 56.

PRINCIPAL ACTIVITIES
The group provides curriculum-based educational software and Internet products and services for the Kindergarten through 12th grade (K-12) US school market and the educational consumer market. The group also offers extensive online offerings via riverdeep.net, helping educators integrate technology with curriculum and assess and improve student performance. The group's science, math and language arts learning activities are correlated to national and state curriculum standards.

REVIEW OF THE DEVELOPMENT OF THE BUSINESS
The group was extremely active in the development of the business during the year through a combination of internal growth and its acquisition of the education assets of The Learning Company ("TLC") in September 2001. TLC is a publisher of innovative, interactive consumer and school education software. The group now boasts a large library of educational software resources and has in place comprehensive distribution channels and partnerships to market its products direct to schools, school districts, as well as to retail customers.

RESEARCH AND DEVELOPMENT
In the financial year ended 30 June 2002, both internally and through acquisition, the group continued to research and develop new and innovative products to respond to the needs of its customers.

RESULTS FOR THE YEAR AND STATE OF AFFAIRS AT 30 JUNE 2002
The profit and loss account for the year ended 30 June 2002, the balance sheet at that date and related notes are set out on pages 20 to 56. The loss on ordinary activities for the year before taxation amounted to US$30.2 million compared with a loss of US$52.7 million in the previous year. After a charge to taxation of US$2.5 million, an amount of US$32.6 million is added to retained deficit.

DIVIDENDS
The directors of the company do not propose to recommend the payment of a dividend for the year.

LIKELY FUTURE DEVELOPMENTS
The group aims to continue to grow its market share as a leading provider of interactive learning solutions to schools and homes in the United States.


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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)



IMPORTANT EVENTS SINCE YEAR END

In July 2002 the group acquired the exclusive right to distribute a software product suite for US$9 million.

In August 2002 the group, through its wholly-owned U.S. subsidiary Riverdeep, Inc., acquired the entire issued share capital of Broderbund LLC, Broderbund Properties LLC and Broderbund (Canada) Limited (collectively "Broderbund"). Under the terms of the sale and purchase agreement, the group paid Gores Technology Group consideration of US$57.2 million in exchange for the entire issued share capital of Broderbund. Key assets purchased include the Broderbund name, and its industry leading software brands such as Print Shop, Print Master, Family Tree Maker, American Greetings, 3D Home Architect, Calendar Creator, and Cosmopolitan as well as other well known licensed brands. The acquisition was funded through a combination of cash and a new US$50 million Senior Debt Facility.

In September 2002 the group announced that it would voluntarily de-list its American Depositary Shares ("ADSs" (each representing 6 ordinary shares of nominal value US$0.10 each)) from The Nasdaq National Market ("Nasdaq") in the United States with effect from the close of business on 3 October 2002. At such time, trading of the group's ADSs on Nasdaq ceased. The group converted to a Primary Listing of its ordinary shares on the Official List of the Irish Stock Exchange simultaneous with its de-listing from Nasdaq.

The group also provided its depositary bank, Citibank N.A. ("Citibank"), with notice of termination of the deposit facility and has directed Citibank to notify all holders of the group's American Depositary Receipts ("ADRs") of such termination. The termination of the deposit agreement was effective as of the close of business on 3 November 2002. Following the termination of the deposit agreement, the transfer of the group's ADRs are not registered by Citibank. In connection with the termination of the deposit agreement, the group has instructed Citibank to suspend the issuance of additional ADSs against the deposit of Ordinary Shares of the group.

In November 2002 the group announced that it had filed Form 15 with the Securities and Exchange Commission to voluntarily de-register the company. As a result, after 90 days from the filing of the Form 15, the company will no longer be a registrant under the U.S. Securities Exchange Act of 1934.

In November 2002, the group announced that it had received an approach from its Chairman and Chief Executive Officer, Barry O'Callaghan supported by Patrick McDonagh, which may or may not lead to an offer being made for the company. Discussions are at a preliminary stage and all of the Directors other than Barry O'Callaghan and Patrick McDonagh have appointed Davy Corporate Finance Limited and Credit Suisse First Boston to provide them with independent financial advice.


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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)

PURCHASE OF OWN SHARES
As at 30 June 2002, the company had authority to purchase on the Irish Stock Exchange up to 10% of the issued share capital of the company. The authority was not exercised during the year ended 30 June 2002 and is due to expire on the earlier of the date of the next annual general meeting or 20 May 2003. It is proposed to renew this authority at the forth coming Annual General Meeting.

BOOKS OF ACCOUNT
The directors are responsible for ensuring that proper books and accounting records, as outlined in Section 202 of the Companies Act 1990, are kept by the company. To achieve this, the directors have appointed a professionally qualified Chief Financial Officer who reports to the board and ensures that the requirements of section 202 of the Companies Act, 1990 are complied with.

The books and accounting records of the company are maintained at the company's registered office at Third Floor, Styne House, Upper Hatch Street, Dublin 2.

DIRECTORS
The present directors are listed on page 2 and, unless otherwise indicated, have served throughout the year. Biographical details on each of the directors are contained on pages 9 and 10.

Barry  O'Callaghan,  Kyran  McLaughlin  and Lee A. Dayton  retire by rotation in
accordance  with  the  Articles  of  Association,   and  being  eligible,  offer
themselves for re-election.

DIRECTORS' AND SECRETARY'S INTERESTS IN SHARES
The interests of the directors and company secretary in the ordinary share capital of Riverdeep Group plc at the beginning and end of the financial year, or date of appointment if later, were as follows:


                                               Ordinary shares
                                               of US$0.10 each                       Options
                                        30/6/2002        30/6/2001         30/6/2002        30/6/2001
Directors
   Barry O'Callaghan                   10,825,966       10,825,966         7,200,000        6,600,000
   James P. Levy                                -                -         6,450,000          450,000
   Patrick McDonagh *                  50,114,407       50,114,407                 -                -
   Thomas W. Keaveney                     133,330          133,330           600,000          450,000
   Kyran McLaughlin                             -                -           600,000          450,000
   Lee A. Dayton                                -                -           450,000          450,000
   Anthony Lucki                                -                -           450,000                -* *
   Gail Pierson                                 -                -         2,350,000        1,900,000* *

Secretary
   David Mulville                          10,818           10,818         2,338,000        1,888,000



                                      -6-
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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)



DIRECTORS' AND SECRETARY'S INTERESTS IN SHARES (Continued)

* 4,300,000 of which are registered in the name of Lifetime Learning Limited, which is owned by a trust established for the benefit of Patrick McDonagh and members of his family.

**   date of appointment.

Subsequent changes
There have been no changes in the interests shown between 30 June 2002 and the date of this report.

Shareholders in subsidiaries
No director, the secretary or any member of their immediate families had any interest in shares or debentures of any subsidiary.

SUBSTANTIAL HOLDINGS
The directors have been notified of the following interests in the company's issued ordinary share capital at 3 November 2002:

                                         Number
                                        of shares      Percentage

Bank of Ireland Nominees Limited       49,000,379         20.4% *
 Patrick McDonagh                      50,114,407           20.9%
Davy Nominees Limited                  16,329,756          6.8% *
National City Nominees                 77,618,514         32.3% *

*Bank of Ireland Nominees Limited, Davy Nominees Limited and National City Nominees state that these shares are not beneficially owned by them.


HEALTH AND SAFETY AT WORK
The well being of the group's employees during the year was safeguarded through the strict adherence to health and safety standards in accordance with the requirements of the Safety, Health and Welfare at Work Act, 1989.

CORPORATE GOVERNANCE STATEMENT

Introduction
This statement describes how the group applies the Principles of Good Governance set out in the Combined Code.

The group is committed to the highest standards of corporate governance and except, as set out below, the company has complied with the provisions set out in Section 1 of the Combined Code throughout the financial year.


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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)


CORPORATE GOVERNANCE STATEMENT (Continued)

Board
The group is headed by an effective board which, until 11 December 2001, consisted of two executive and four non-executive directors. On 11 December
2001, one executive director and one non-executive director were appointed to the Board. On 29 July 2001 Patrick McDonagh relinquished his role as Chairman to Barry O'Callaghan.

The board currently consists of three executive and five non-executive directors. The group combines the roles of Chairman and Chief Executive Officer. The board believes that this structure best meets the needs of the group at this time.

The board meets regularly and all directors have full and timely access to the information necessary to enable them to discharge their duties. There is a formal schedule of matters reserved to the board for consideration and decision but other matters are delegated to board committees. The board regularly reviews its responsibilities and those of its committees, all of which are made up of non-executive directors.

It is the belief of the board that the non-executive directors are independent. This is evidenced in the deliberations of the board on issues of strategy, performance, resources, key appointments and standards of conduct.

The board has not appointed a senior independent non-executive director, as it does not hold any one non-executive director senior to another. The board is keeping this matter under review.

Non-executive directors are not appointed for specific terms but at every annual general meeting of shareholders, one-third of directors who are subject to rotation must retire or stand for re-election in accordance with the Articles of Association. The board believes that the fixing of specific terms for non-executive directors could restrict the experience and knowledge of the business gained from the non-executive directors.

The group does not have a nominations committee. However, directors are selected through a formal process and their appointments are ratified by the board as a whole.

All directors have full access to the company secretary and may obtain independent professional advice at the groups' expense.

While there have been no formal procedures agreed by the board for directors to take independent professional advice, if a situation arises where a director, in furtherance of his duties requires it, such independent professional advice shall be made available at the expense of the group. This has been recently invoked by the directors, other than Barry O'Callaghan and Patrick McDonagh, on whose behalf Davy Corporate Finance Limited and Credit Suisse First Boston have been appointed to provide independent professional advice, in relation to the approach by Barry O'Callaghan, supported by Patrick McDonagh, to acquire the group.

Directors on their initial appointment are given a detailed briefing, and periodically receive briefings from the group solicitors regarding their responsibilities under Irish and United States Company Law.


                                      -8-
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)


CORPORATE GOVERNANCE STATEMENT (Continued)
Board of directors
Barry O'Callaghan (executive director) was appointed Chairman in July 2001. He has served as Chief Executive Officer of the group since July 1999 and was appointed as a director of the group in February 2000. Previously, he was a Director of the Equity Capital Markets division of Credit Suisse First Boston ("CSFB") in London between 1997 and 1999. At CSFB, he held senior responsibility for equity related financing in the emerging telecom and technology sectors. Prior to 1997, Barry O'Callaghan worked with Smith Barney and Morgan Stanley in New York, London and Hong Kong, concentrating on global equity capital markets. He is a law graduate of Trinity College, Dublin.

James P. Levy (executive director) has served on the group's board of directors since February 2001 and was appointed to the role of Executive Vice Chairman for the group in July 2001. In October 2001, he was appointed Chief Operating Officer. Prior to joining the group, James P. Levy served as President and Chief Operating Officer of Harcourt, Inc. which was purchased by Reed Elsevier plc, an international publisher and leading specialty retailer. During his tenure, James
P. Levy played a major role in building Harcourt into one of the largest companies in the industry. Prior to joining Harcourt in 1992, James P. Levy held senior management positions including Chief Executive Officer of Macmillan/McGraw Hill School Division, President and Chief Executive Officer of McGraw Hill College Division, President of Scott Foresman-College Division,
President and Chief Executive Officer of Merrill Publishing Company, and Executive Vice President and co-founder of Prentice Hall's Goodyear Publishing. James P. Levy is currently a director of Behavioral Healthcare Partners. He is a graduate of the University of Illinois, Champaign, IL, and holds a B.S. in Accounting and Finance and a B.Ed. in Business Education.

Patrick McDonagh (non-executive director) is the founder of the group. He served as Chairman of the Board from December 1995 until July 2001, at which time he resigned as Chairman of the Board and continued in the role of non-executive director. A primary school teacher by training, Patrick McDonagh has spent most of his career in the computer-based training industry. In 1983, he founded the CBT Group, now known as Skillsoft, which was listed on Nasdaq in 1995. Skillsoft is a supplier of computer-based training to the information technology industry. Patrick McDonagh is also a director of several other companies, including Simplayer.com and Rapid Technology Group plc.

Thomas W. Keaveney (non-executive director) was appointed as a director of the group in February 2000. From 1982 through May of 2002, he was a Managing Director and the head of the Private Finance Department of Credit Suisse First Boston. He currently serves as a Senior Advisor to Credit Suisse First Boston. He also acts as a non-executive director of Hibernia Foods plc, a Nasdaq listed company. Mr. Keaveney holds B.A. and M.A. degrees in economics from Fordham University.

Kyran McLaughlin (non-executive director) was appointed as a director of the group in February 2000. He is head of equities at Davy Stockbrokers and has over twenty years of corporate finance experience in the Irish market. He has held and continues to hold a number of directorships in Irish companies, including several affiliates of Davy Stockbrokers, Elan Corporation plc and Ryanair plc.


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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)

CORPORATE GOVERNANCE STATEMENT (Continued)

Board of directors (continued)
Lee A. Dayton (non-executive director) was appointed as a director of the group in September 2000 following the acquisition of the assets of Edmark Corporation from IBM. In 2001, Lee A. Dayton retired from IBM, where he served as Vice President, Corporate Development and Real Estate. He joined IBM in 1965 as a systems engineer in the Washington, D.C. data processing sales office, and has held many different positions within IBM since then. In 1994, he assumed responsibility for mergers, acquisitions and divestitures as head of Corporate Development and in February 1996, he assumed the position of Vice President, Corporate Development and Real Estate. Lee A. Dayton graduated from Northwestern University with a B.S. in engineering.

Anthony Lucki (non-executive director) was appointed a director of the group in December 2001 as the nominee of Reed Elsevier plc, in connection with the investment made in the group by Reed Elsevier plc. He began his publishing career with Harcourt in 1975 as an Assistant Editor, and his responsibilities have increased over the years to Vice President and Publisher in 1989 and President and CEO of Harcourt School Publishers in 1997. He currently serves as President and CEO of Harcourt Education, which comprises a group of eight companies in the K-12 school market plus the children's and adult trade market and is a director of the Association of American Publishers. Anthony Lucki earned a Bachelor of Science in Business Administration degree at Western New England College and a Master of Arts in Teaching degree at the University of Louisville while he was in the Teacher Corps.

Gail E. Pierson (executive director) was appointed a director of the group in December 2001. She has served as President, Product Development & Operations since October 2001. She joined the group in July 1999 as Chief Operating Officer following the acquisition of Logal Software and served as President and Chief Operating Officer from January to September 2001. Prior to joining Logal Software she had been President of J-Net Consulting since 1991, providing a wide range of consulting services to international media organisations in the fields of management, development, marketing and technology, including for Logal, where she had been acting Chief Operating Officer. She had served previously as Chief Operating Officer for The Christian Science Monitor and as a media consultant to the New York Times. Gail E. Pierson began her career in education as an English teacher in schools in New York, Boston and Los Angeles.


                                      -10-
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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)

CORPORATE GOVERNANCE STATEMENT (Continued)

Board committees
The group has an effective committee structure in place to help it in the discharge of its responsibilities. Membership of principal committees and their function are discussed below.

The Audit Committee comprises Kyran McLaughlin, Thomas W. Keaveney and Lee A. Dayton and is chaired by Kyran McLaughlin. This committee has responsibility for, among other things, planning, reviewing the group's annual and quarterly reports and financial statements and the involvement of the group's auditors in that process, focusing particularly on compliance with legal requirements, accounting standards and the requirements of the Irish Stock Exchange and, until November 2002, the requirements of the Securities and Exchange Commission, and ensuring that an effective system of internal financial controls is maintained. The Audit Committee also reviews the performance of the company's independent accounting firm and approves the fees and other compensation to be paid to the group's auditors. The ultimate responsibility for reviewing and approving the group's annual and quarterly reports and financial statements remains with the board of directors.

The Remuneration Committee comprises Thomas W. Keaveney, Kyran McLaughlin and Patrick McDonagh and is chaired by Thomas W. Keaveney. This committee determines, within agreed terms of reference, the group's policy on compensation of executive officers and key employees and specific remuneration packages for each of the executive directors, including pension rights. The Remuneration Committee is also responsible for the administration and approval of options to purchase shares pursuant to the group's option schemes.

Directors remuneration
The group's remuneration policy for the executive directors and details of directors' remuneration are contained in the remuneration report on pages 14 to 17.

Communications with shareholders
Communications with shareholders are given high priority and there is regular dialogue with individual institutional shareholders, as well as general presentations at the time of the release of annual and quarterly results. The annual and quarterly results are also posted on the group's web site, riverdeep.net. The company's Annual General Meeting affords shareholders the opportunity to question the chairman and the board including the chairmen of the Audit and Remuneration Committees.

Internal control
The directors have overall responsibility for the company's system of internal control and for reviewing its effectiveness. Such a system is designed to manage rather than eliminate the risk of failure to achieve business objectives and can only provide reasonable and not absolute assurance against material misstatement or loss.


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RIVERDEEP GROUP PLC
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DIRECTORS' REPORT
for the year ended 30 June 2002 (Continued)


CORPORATE GOVERNANCE STATEMENT (Continued)

Internal control (continued)
The directors confirm that the company's ongoing process for identifying, evaluating and managing its significant risks is in accordance with the Turnbull guidance (Internal Control: Guidance for Directors on the Combined Code), published in September 1999. The process has been in place throughout the accounting period and up to the date of approval of the Annual Report and financial statements and is reviewed regularly by the board.

The board receives, on a regular basis, reports on the key risks to the business and the steps being taken to manage such risks. It considers whether the significant risks faced by the company and group are being identified, evaluated and appropriately managed, having regard to the balance of risk, cost and opportunity. The Chairman of the Audit Committee reports to the board on all significant issues considered by the committee and the minutes of its meetings are circulated to all directors.

The directors confirm that they have conducted an annual review of the effectiveness of the system of internal control up to and including the date of approval of the financial statements. This has regard to the processes for identifying the principal business risks facing the company, the methods of managing these risks, the controls that are in place to contain them and the procedures to monitor them since the last annual review.

GOING CONCERN
After making enquiries, the directors have a reasonable expectation that the group and the company have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the financial statements.

AUDITORS
Ernst & Young, Chartered Accountants, will continue in office in accordance with
Section 160(2) of the Companies Act, 1963.


On behalf of the Directors

BARRY O'CALLAGHAN            /s/Barry O'Callaghan
JAMES P. LEVY                /s/James P. Levy
Directors

3 December 2002

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RIVERDEEP GROUP PLC
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STATEMENT OF DIRECTORS' RESPONSIBILITIES IN RESPECT OF
THE FINANCIAL STATEMENTS

Irish company law requires the directors to prepare financial statements for each financial year, which give a true and fair view of the state of affairs of the company and of the group and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:

     o    select suitable accounting policies and then apply them consistently;

     o    make judgments and estimates that are reasonable and prudent;

     o prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group will continue in business; and

     o comply with applicable accounting standards, subject to any material departures disclosed and explained in the financial statements.

The directors are responsible for keeping proper books of account which disclose with reasonable accuracy at any time the financial position of the company and which enable them to ensure that the financial statements are prepared in accordance with accounting standards generally accepted in Ireland and comply with the provisions of the Companies Acts, 1963 to 2001 and the European Communities (Companies: Group Accounts) Regulations, 1992. They are also responsible for safeguarding the assets of the company and the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------



REMUNERATION REPORT ON BEHALF OF THE BOARD for the year ended 30 June 2002


Remuneration Committee
The Remuneration Committee, whose members are listed on page 11, consists exclusively of non-executive directors with no financial interest other than as shareholders in the matters to be decided by the Committee, no potential conflicts of interest arising from cross-directorships and no day-to-day involvement in running the business.

The remuneration of the non-executive directors is determined by the board.

Remuneration policy for executive directors
The group expects top levels of ability and commitment from all members of management. In return, it aims to provide a high-level compensation package linked to the financial prosperity of the group and its shareholders.

The Remuneration Committee determines the contracts of service and emoluments of all executive directors. Remuneration rates for executive directors and other senior executives are reviewed in consultation, where appropriate, with the Chief Executive Officer and the Committee have access to professional advice inside and outside the group. The board is satisfied that executive director remuneration is not more than is necessary for the purpose of attracting, retaining and motivating such directors.

Base salary for executive directors reflects job responsibility and the levels prevailing in the appropriate market for comparable companies. In addition, executive directors are eligible to participate in an annual bonus scheme based on corporate and individual performance.

Directors also participate in the group's share option scheme. The following is a brief description of the group's share option scheme pursuant to which options are granted to directors.

The group established a share option scheme ("the scheme") in November 1998, which is available to certain employees of the group and such other persons as the board of directors determine. The group's board of directors and shareholders approved amendments to the scheme in December 1999, February 2000, February 2001 and February 2002 providing for increases in the number of ordinary shares reserved for grant under the scheme. The scheme provides for the issuance of up to 65,000,000 of the company's ordinary shares. Options granted under the scheme expire ten years after the date of grant or seven years from the date of grant in case of options granted prior to 15 February 2000.

The board of directors generally determines the pricing and vesting periods of the options granted. The exercise price of options granted cannot be less than the par value of the underlying shares and in the case of options which qualify as incentive share options for United States tax purposes, not less than the market value of the shares on the date of grant. Options granted to 30 June 1999 generally have a two-year vesting period and were granted in November 1998. Options granted thereafter vest annually over three years. At 30 June 2002, options to purchase 42,613,314 ordinary shares were outstanding.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


REMUNERATION REPORT ON BEHALF OF THE BOARD for the year ended 30 June 2002 (Continued)



Remuneration policy for executive directors (continued)
The board of directors is satisfied that the executive officers of the group are dedicated to achieving significant improvements in the long-term financial performance of the group and that the compensation policies and programmes implemented and administered have and will continue to contribute towards achieving this goal.

Company's policy on granting share options
Under the terms of the group's share option scheme, the Renumeration Committee selects the eligible individuals who will receive options and determines the number of shares subject to each option granted. The number of shares subject to an employee's option is determined by reference to a number of factors including the employee's position in the group, the employee's length of service with the group, the employee's performance over any applicable performance period and the importance to the group of retaining the employee for the longer term.

Pensions
There are no pensions provided for the executive directors.

Service contracts of directors
No director has entered into a service contract with the company with a notice period of twelve months or more. The term of each directorship is not fixed and (subject to earlier termination) will continue until the director is required to retire by rotation and is not re-elected in accordance with the company's Articles of Association. In addition, the group has entered into a services agreement with Silverbank Limited for the provision of the services of Barry O'Callaghan as Chief Executive Officer. This agreement is terminable in accordance with its terms, and by six months' notice by either party. Neither Kyran McLaughlin nor Lee A. Dayton, both of whom are subject to re-election by rotation at the forthcoming Annual General Meeting, have service contracts with the company.

Remuneration of directors
The following table sets out the remuneration of the directors in accordance with the rules of the Irish Stock Exchange:

                                                         2002              2001
                                                      US$'000           US$'000

Executive directors
Salary                                                  2,126               500
                                                       ______            ______
Non-executive directors
Fees - services as a director                              76                71
                                                       ______            ______
Total aggregate remuneration                            2,202               571
                                                     ========           =======
Number of executive directors                               3                 1
                                                     ========           =======
Number of non-executive directors                           5                 5
                                                     ========           =======

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


REMUNERATION REPORT ON BEHALF OF THE BOARD for the year ended 30 June 2002 (Continued)

Individual Remuneration for the year ended 30 June 2002

Name                               Basic
                              Salary and        Incentive              2002
                                    Fees            bonus             Total
                                     US$              US$               US$

Barry O'Callaghan                275,000          400,000           675,000
James P. Levy                    741,785          300,000         1,041,785
Patrick McDonagh                  15,832                -            15,832
Thomas W. Keaveney                18,998                -            18,998
Kyran McLaughlin                  18,998                -            18,998
Lee A. Dayton                     15,832                -            15,832
Anthony Lucki                      6,333                -             6,333
Gail E. Pierson                  209,085          200,000           409,085
                                ________         ________         _________

                               1,301,863          900,000         2,201,863
                             ===========      ===========       ===========


Individual Remuneration for the year ended 30 June 2001

                                 Basic
                            Salary and            Incentive
Name                              fees                bonus              Total
                                   US$                  US$                US$

Barry O'Callaghan                250,000            250,000            500,000
James P. Levy *                    8,514                  -              8,514
Patrick McDonagh                  14,191                  -             14,191
Thomas W. Keaveney                17,029                  -             17,029
Kyran McLaughlin                  17,029                  -             17,029
Lee A. Dayton                     14,191                  -             14,191
                                ________           ________           ________

                                 320,954            250,000            570,954
                             ===========        ===========        ===========

* Mr. Levy began to receive compensation from the group for his service as Executive Vice Chairman commencing in July 2001. Until then, Mr. Levy was compensated as a non-executive director for the portion of the year in which he served in that capacity.

The directors are reimbursed for reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors or its committees.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


REMUNERATION REPORT ON BEHALF OF THE BOARD for the year ended 30 June 2002 (Continued)


Directors' share options
Details of movements on outstanding options are set out in the table below:


                              At                                           At   Exercise         Earliest               Market price
                         30 June         Granted       Exercised      30 June      price         exercise    Expiry          at date
                            2001     during year     during year         2002        US$             date      date      of exercise
Barry O'Callaghan      3,000,000               -              -     3,000,000       3.33       March 2001      2010                -
                       3,600,000               -              -     3,600,000       3.02        July 2001      2010                -
                               -         600,000              -       600,000       4.04        July 2002      2011                -


James P. Levy            450,000               -              -       450,000       3.90         May 2002      2011                -
                               -       6,000,000              -     6,000,000       4.04        July 2002      2011                -


Patrick McDonagh               -               -               -            -        N/A              N/A       N/A                -


Thomas W. Keaveney       300,000               -              -       300,000       3.33       March 2001      2010                -
                         150,000               -              -       150,000       3.91    February 2002      2011                -
                               -         150,000              -       150,000       4.04        July 2002      2011                -


Kyran McLaughlin         300,000               -              -       300,000       3.33       March 2001      2010                -
                         150,000               -              -       150,000       3.91    February 2002      2011                -
                               -         150,000              -       150,000       4.04        July 2002      2011                -


Lee A. Dayton            450,000              -               -       450,000       3.91    February 2002      2011                -

Anthony Lucki                 -          450,000              -       450,000       3.33    February 2003      2012                -


Gail E. Pierson        1,000,000               -              -     1,000,000       1.13    December 2000      2006                -
                         900,000               -              -       900,000       3.33       March 2001      2010                -
                               -         450,000              -       450,000       4.04        July 2002      2011                -


INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF
RIVERDEEP GROUP PLC

We have audited the group's financial statements for the year ended 30 June 2002 which comprise the Consolidated Profit and Loss Account, Consolidated Balance Sheet, Company Balance Sheet, Consolidated Statement of Cash Flow and the related notes 1 to 33. These financial statements have been prepared on the basis of the accounting policies set out therein.

Respective responsibilities of directors and auditors
The directors' responsibilities for preparing the Annual Report and the financial statements in accordance with applicable Irish law and accounting standards are set out in the Statement of Directors' Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements, Auditing Standards issued by the Auditing Practices Board for use in Ireland and the United Kingdom and the Listing Rules of the Irish Stock Exchange.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Acts. We also report to you our opinion as to: whether proper books of account have been kept by the company; whether at the balance sheet date there exists a financial situation which may require the convening of an extraordinary general meeting of the company; and whether the information given in the directors' report is consistent with the financial statements. In addition, we state whether we have obtained all the information and explanations necessary for the purposes of our audit and whether the company balance sheet is in agreement with the books of account.

We also report to you if, in our opinion, any information specified by law or the Listing Rules regarding directors' remuneration and transactions with the group is not given and, where practicable, include such information in our report.

We review whether the Corporate Governance Statement reflects the company's compliance with the seven provisions of the Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the board's statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the group's corporate governance procedures or its risk and control procedures.

We read other information contained in the Annual Report and consider whether it is consistent with the audited financial statements. This other information comprises the Directors' Report and Remuneration Report on behalf of the Board. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.

INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF
RIVERDEEP GROUP PLC (Continued)


Basis of audit opinion
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion
In our opinion the financial statements give a true and fair view of the state of affairs of the company and of the group as at 30 June 2002 and of the loss of the group for the year then ended and have been properly prepared in accordance with the provisions of the Companies Acts, 1963 to 2001 and the European Communities (Companies: Group Accounts) Regulations, 1992.

We have obtained all the information and explanations we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the company. The company balance sheet is in agreement with the books of account.

In our opinion the information given in the directors' report is consistent with the financial statements.

In our opinion the company balance sheet does not disclose a financial situation which, under Section 40(1) of the Companies (Amendment) Act, 1983, would require the convening of an extraordinary general meeting of the company.


Ernst & Young
Registered Auditors

Dublin


3 December 2002

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


CONSOLIDATED PROFIT AND LOSS ACCOUNT
for the year ended 30 June 2002



                                                                     2002            2001
                                                   Note           US$'000         US$'000
Turnover - continuing operations                      2           169,251          51,884

Cost of sales                                                     (28,179)         (7,368)
                                                                  ---------      ---------

Gross profit                                                      141,072          44,516

In-process research and development                                     -           9,940
Research and development                                           37,359          25,872
Distribution costs                                                 57,275          33,347
Administrative expenses                               3            78,066          31,830
                                                                  ---------     ---------

Total operating expenses                                          172,700         100,989
                                                                  ---------     ---------


Group operating loss - continuing operations                      (31,628)        (56,473)
Profit on sale of intangible asset                                    500               -
Interest receivable and similar income                              1,029           3,860
Interest payable and similar charges                  5               (59)            (99)
                                                                  ---------     ---------

Loss on ordinary activities before taxation           6           (30,158)        (52,712)

Tax on loss on ordinary activities                    8            (2,451)              -
                                                                  ---------     ---------

Loss for the financial year                                       (32,609)        (52,712)

Loss brought forward at beginning of year                         (99,119)        (46,407)
                                                                  ---------     ---------

Loss carried forward at end of year                  21          (131,728)        (99,119)
                                                                  =========     =========

Basic loss per ordinary share                        10          US$(0.14)      US$ (0.27)
                                                                  =========     =========
Diluted loss per ordinary share                      10          US$(0.14)      US$ (0.27)
                                                                  =========     =========


There are no recognised gains or losses in either year other than the loss attributable to the shareholders of the group.

Approved by the board on 3 December 2002

BARRY O'CALLAGHAN            /s/Barry O'Callaghan
JAMES P. LEVY                /s/James P. Levy
Directors

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEET
at 30 June 2002


                                                                         2002              2001
ASSETS EMPLOYED                                       Note            US$'000           US$'000
FIXED ASSETS
Intangible assets                                       11            197,205           154,734
Tangible assets                                         12              9,321             8,357
                                                                      -------           -------
                                                                      206,526           163,091
                                                                      -------           -------

CURRENT ASSETS

Stock                                                   14              4,694             2,462
Debtors                                                 15             67,630            38,314
Investments                                             16              8,012            37,478
Cash at bank and in hand                                               58,274            16,508
Restricted cash                                         24              1,277                 -
                                                                      -------           -------

                                                                      139,887            94,762
CREDITORS (amounts falling due within
   one year)                                            17            (67,354)          (31,922)
                                                                      -------           -------

NET CURRENT ASSETS                                                     72,533            62,840
                                                                      -------           -------

TOTAL ASSETS LESS CURRENT LIABILITIES                                 279,059           225,931

CREDITORS (amounts falling due after more
   than one year)                                       18             (1,265)             (217)
                                                                      -------           -------
                                                                      277,794           225,714
                                                                      =======           =======
FINANCED BY

CAPITAL AND RESERVES
Called up share capital                                 19             22,654            20,548
Share premium                                           21            589,419           527,193
Merger reserve                                          20           (310,986)         (310,986)
Other reserves                                          21             35,741            37,573
Shares to be issued                                     21             72,694            50,505
Profit and loss account                                 21           (131,728)          (99,119)
                                                                      -------           -------

Equity shareholders' funds                              21            277,794           225,714
                                                                      =======           =======

Approved by the board on 3 December 2002


BARRY O'CALLAGHAN            /s/Barry O'Callaghan
JAMES P. LEVY                /s/James P. Levy
Directors

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


COMPANY BALANCE SHEET
at 30 June 2002

                                                                            (As restated,
                                                                                 note 13)
                                                                 2002                2001
ASSETS EMPLOYED                                Note           US$'000             US$'000

FIXED ASSETS
Financial assets                               13             440,372             430,372
                                                              -------            --------

CURRENT ASSETS

Debtors                                        15             243,547             170,998
Cash at bank and in hand                                        1,025                 427
                                                              -------             -------

                                                              244,572             171,425
CREDITORS (amounts falling due within
   one year)                                   17                (105)               (150)
                                                              -------             -------

NET CURRENT ASSETS                                            244,467             171,275
                                                              -------             -------

TOTAL ASSETS LESS CURRENT LIABILITIES                         684,839             601,647
                                                              =======             =======


FINANCED BY

CAPITAL AND RESERVES
Called up share capital                        19              22,654              20,548
Share premium                                  21             589,419             527,193
Other reserves                                 21               5,716               7,548
Shares to be issued                            21              72,694              50,505
Profit and loss account                        21              (5,644)             (4,147)
                                                              -------             -------

Equity shareholders' funds                     21             684,839             601,647
                                                              =======             =======


Approved by the board on 3 December 2002

BARRY O'CALLAGHAN            /s/Barry O'Callaghan
JAMES P. LEVY                /s/James P. Levy
Directors

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENT OF CASH FLOW
for the year ended 30 June 2002

                                                                        2002             2001
                                                      Note           US$'000          US$'000
Net cash inflow (outflow) from operating activities     25             9,084           (34,197)
                                                                     -------           -------

Returns on investments and servicing of finance
Interest received                                                      1,029             3,860
Interest and similar charges paid                                        (42)              (64)
Finance lease interest                                                   (17)              (35)
                                                                     -------           -------

Net cash inflow from returns on
   investment and the servicing of finance                               970             3,761
                                                                     -------           -------

Taxation
Taxes paid                                                                 -               (58)
                                                                     -------           -------

Capital expenditure and financial investment
Purchase of tangible fixed assets                                     (3,204)           (6,197)
Proceeds from sale of intangible assets                                  500                 -
                                                                     -------           -------
                                                                      (2,704)           (6,197)
                                                                     -------           -------

Acquisitions and disposals
Acquisition of subsidiary undertakings                                (1,566)          (11,449)
                                                                     -------           -------

Net cash inflow (outflow) before management of
   liquid resources and financing                                      5,784           (48,140)
                                                                     -------           -------

Management of liquid resources                          27            29,466            13,225
                                                                     -------           -------

Financing
Issue of ordinary share capital                                       29,908             3,208
Repayment of loans                                                   (22,058)             (119)
Capital element of finance leases repaid                                 (95)             (127)
                                                                     -------           -------

Net cash inflow from financing                                         7,755             2,962
                                                                     -------           -------

Increase (decrease) in cash                             26            43,005           (31,953)
                                                                     =======           =======

For material non-cash flow information refer to notes 19, 21 and 22.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002



1.   ORGANISATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Organisation
     Riverdeep Group plc ("the company") is incorporated as a public limited company under the laws of Ireland. Riverdeep Group plc and its subsidiaries, all of which are wholly owned (collectively "the group"), operate in one operating segment: interactive educational software. The group provides curriculum-based educational software and Internet products and services for the Kindergarten through 12th grade (K-12) US school market and the educational consumer market. The group also offers extensive online offerings via riverdeep.net, helping educators integrate technology with curriculum and assess and improve student performance. The group's science, math and language arts learning activities are correlated to national and state curriculum standards.

(b)  Basis of presentation and principles of consolidation
     The financial statements have been prepared under the historical cost convention in accordance with generally accepted accounting principles in the Republic of Ireland and include Riverdeep Group plc and its subsidiaries, after eliminating all material inter-company accounts and balances.

     In February 2000, Riverdeep Group plc acquired the entire issued share capital of Riverdeep Interactive Learning Limited pursuant to a share exchange agreement. This group reconstruction was accounted for under the principles of merger accounting in accordance with Financial Reporting Standard Number 6, "Acquisitions and Mergers", as though the group reconstruction were in place since the incorporation of Riverdeep Interactive Learning Limited.

     On consolidation, the difference between the nominal value of the share capital of Riverdeep Interactive Learning Limited and the book value of the investment equated to a merger reserve in the balance sheet. Any existing balance on the share premium account of the underlying subsidiary was shown as a movement on other reserves in the balance sheet.

(c)  Turnover
     The group's turnover is substantially derived from product license fees. In addition, the group derives turnover from subscriptions, royalties and charges for services. Where an arrangement to deliver software does not require significant production, modification or customisation, the group recognises software revenues when all of the following criteria are met:

          o    persuasive evidence of an arrangement exists;
          o    delivery has occurred;
          o    the fee is fixed or determinable; and
          o    collectibility is probable.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

1.   ORGANISATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)  Turnover (continued)
     Where a significant portion of the software license fee is due more than one year after the date of delivery of the product, the arrangement fee is presumed not fixed or determinable. Where an arrangement fee is not considered fixed or determinable at the outset of the arrangement, revenue is recognised as payments become due from the customer, assuming all other conditions for revenue recognition have been satisfied.

     Where the group enters into a multiple element arrangement consisting of both products and services, revenue is allocated between the elements based on vendor specific objective evidence of fair values. The portion of the fee allocated to an element is recognised when the four criteria for revenue recognition stated above have been met.

     The group recognises guaranteed non-refundable royalty and product license fees when all of the criteria, listed above, have been complied with. Revenue from product license and royalty arrangements in excess of the guaranteed amounts are recognised upon notification of such royalties payable by the reseller.

     Subscriptions   are  recognised   utilising  the  subscription   method  of
     accounting over the term of the subscription period, beginning in the month of sale.

     The group recognises service revenue when earned. Service revenue is derived from installation and training services. Services are provided primarily on a time basis, for which revenue is recognised in the period that the services are provided. Post-contract support obligations are limited to telephone customer support and unspecified upgrades or enhancements. The estimated cost of providing telephone customer support is insignificant and expensed as incurred and unspecified upgrades or enhancements offered have been and are expected to be minimal and infrequent.

(d)  Cost of sales
     Cost of sales includes CDs, packaging, shipping, software documentation, labour, royalties in relation to licensed software, telephone and other costs associated with the delivery of software products and services.

(e)  Tangible fixed assets
     Tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method to write off the cost of tangible fixed assets over their expected useful lives as follows:

         Computer software and equipment                 3 years
         Furniture and fixtures                          5 years
         Leasehold improvements                 shorter of the life of the lease
                                                   or useful economic life

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

1.   ORGANISATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)  Intangible fixed assets

     Intangible fixed assets comprise acquired technology, brand names, trademarks and domain names and goodwill. Goodwill represents the excess of the total consideration, both actual and deferred, over the fair value of the net assets acquired on acquisition. Where the deferred consideration is contingent and dependent on future trading performance, an estimate of the likely consideration is made. This contingent consideration is re-assessed annually and a corresponding adjustment is made to goodwill arising on acquisition.

     Acquired technology, brand names, trademarks and domain names are recorded at their fair value at the date of acquisition and amortised over the estimated useful lives of the assets using the straight line method. Certain brand names, having indefinite useful lives are, in the opinion of the directors, not capable of continued measurement (so that the annual impairment reviews will be feasible) and in such circumstances, the brand names are amortised over a deemed useful life of 20 years in accordance with FRS 10, "Goodwill and Intangible Assets".

     The estimated or deemed useful lives of these assets are as follows:

          Acquired technology                                        5 years
          Brand names, trademarks and
          domain names                                            2 to 20 years
          Goodwill                                                   5 years

     Reviews are regularly performed to determine whether facts or circumstances exist which indicate that the carrying value of goodwill and intangible fixed assets are impaired. No indicators of impairment have been identified to date and there has been no need to carry out an impairment calculation.

(g)  Stocks

     Stocks are stated at the lower of cost and net realisable value. Net realisable value is based on estimated selling price less any further costs expected to be incurred to disposal.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

1.   ORGANISATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(h)  Research and development
     Research and development expenditures, net of related grants, are charged to operations as incurred. Software development costs subsequent to the establishment of technological feasibility are considered capitalisable. Based on the group's product development process, technological feasibility is established upon completion of a working model. Development costs incurred by the group between completion of the working model and the point at which the product is ready for general release have been insignificant. Through 30 June 2002, all software development costs have been expensed as incurred. The group expensed the full amount of the cost of acquired in-process research and development during the year ended 30 June 2001, as the technology had not reached technological feasibility and had no alternative uses.

(i)  Leased assets
     Assets held under leasing arrangements that transfer substantially all the risks and rewards of ownership to the group are capitalised as tangible fixed assets. The capital element of the related rental obligations is included in creditors. The finance element of the rental payments is charged to the profit and loss account in the period incurred as estimated under the sum of digits method.

     Rentals in respect of all other leases are charged to the profit and loss account as incurred.

(j)  Pension costs
     The group sponsors and contributes to defined contribution plans for certain employees. Contributions are charged to the profit and loss account in the period to which they relate.

(k)  Discounts on share options
     In accordance with the requirements of UITF Abstract 17, "Employee Share Schemes", discounts on share options granted to employees and directors under the group Share Option Scheme, representing the difference between the market value of the shares at the date of grant of the option and the option price, are recognised in the profit and loss account on a straight line basis over the vesting period. The corresponding credit is reported in other reserves.

(l)  Derivatives and financial instruments
     At present, the group does not enter into forward foreign currency contracts or other derivative instruments as the related exposures are not material to the group and do not warrant such complexity.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

1.   ORGANISATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)  Investments
     Investments comprise equity securities and are classified as available-for-sale securities and reported at fair value. Any unrealised gains and losses are reported as movements on revaluation reserve. At 30 June 2002 and 30 June 2001, cost approximated fair value.

(n)  Foreign currency translation
     The US dollar is the functional currency for the company and the company's subsidiaries. Gains and losses arising on the remeasurement into US dollars of amounts denominated in foreign currencies are included in the profit and loss account for the period.

(o)  Acquisitions
     Turnover and results of acquired undertakings are consolidated in the group profit and loss account from the date on which control over the operating and financial decisions is obtained. The aggregate purchase price plus related expenses are allocated to acquired assets and liabilities at their estimated fair values at the date of acquisition based primarily on an independent valuation.

(p)  Deferred taxation
     The group has historically provided for deferred taxation using the liability method on all timing differences to the extent that they are expected to reverse in the future without being replaced, calculated at the rate which it is anticipated will apply when the timing differences will reverse.

     However, companies whose financial year ends after 23 January 2002 must comply with the provisions of FRS 19 "Deferred Tax". Under FRS 19, deferred tax is recognized in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less or to receive more, tax, with the following exceptions:

     (i) Provision is made for tax on gains arising from the revaluation (and similar fair value adjustments) of fixed assets, and gains on disposal of fixed assets that have been rolled over into replacement assets, only to the extent that, at the balance sheet date, there is a binding agreement to dispose of the assets concerned. However, no provision is made where, on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets and charged to tax only where the replacement assets are sold;

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


1. ORGANISATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p)  Deferred taxation (Continued)

     (ii) Provision is made for deferred tax that would arise on remittance of the retained earnings of overseas subsidiaries, only to the extent that, at the balance sheet date, dividends have been accrued as receivable.

     (iii) Deferred tax assets are recognized only to the extent that the directors consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

     Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

     As the group has tax losses carried forward the change in accounting policy does not have a financial effect on the group for the financial year.

2.   SEGMENTAL INFORMATION

     The group operates in one segment: interactive educational software. The following is a summary of turnover, operating loss and net assets within geographic areas:

                                                           2002            2001
     TURNOVER                                           US$'000         US$'000

     Amount of turnover from external
        customers by type of revenue
     Product                                            169,251          51,571
     Other                                                    -             313
                                                        -------         -------

                                                        169,251          51,884
                                                        =======         =======
     Amount of turnover from external
        customers by location of customer
     United States of America                           161,447          49,677
     Other                                                7,804           2,207
                                                        -------         -------

                                                        169,251          51,884
                                                        =======         =======
     Amount of turnover from external
       customers by origin
     United States of America                           169,251          51,884
                                                        =======         =======

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

2.   SEGMENTAL INFORMATION (Continued)                2002                2001
                                                   US$'000             US$'000
     NET OPERATING ASSETS
     An analysis of net operating assets
         by location is as follows:

     Republic of Ireland                            173,095            129,372
     United States of America                        39,491             43,307
     Rest of the world                                  655              1,486
                                                    -------            -------

     Net operating assets                           213,241            174,165

     Reconciliation to net assets:
     Investments                                      8,012             37,478
     Net funds                                       56,541             14,071
                                                    -------            -------

     Net assets                                     277,794            225,714
                                                    =======            =======

     Net operating assets comprise total assets less total liabilities but exclude all assets and liabilities of a financing nature.

     An analysis of group operating loss by location is not provided since, in the opinion of the directors, the disclosure of this information would be prejudicial to the interests of the group.

3.   ADMINISTRATIVE EXPENSES                              2002              2001
                                                          US$'000        US$'000
     Administrative expenses comprise the following:

     General and administrative expenses                  22,297          11,282
     Amortization of intangible fixed assets              51,674          20,548
     Restructuring charge (see note 4)                     4,095               -
                                                          ------          ------
                                                          78,066          31,830
                                                          ======          ======

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

4.   RESTRUCTURING CHARGE

     In December 2001, the group's management and board of directors approved a restructuring program which included initiatives to integrate the operations of the group's recent acquisitions, consolidate duplicative facilities and reduce overhead. Total restructuring costs of US$4.1 million were recorded during the year ended 30 June 2002 related to these initiatives.

     Restructuring charges include approximately US$1.9 million, representing employee termination benefits related to approximately 130 employees based in North America and affect the majority of business functions and job classes. The restructuring plan also includes costs totaling approximately US$2.2 million for the consolidation of space within the group's California and Washington facilities and elimination of certain excess office space.

     Amounts remaining at 30 June 2002 of US$1.9 million relate to additional facility closure costs, with cash outlays expected to be completed by the end of 2005.

5.   INTEREST PAYABLE AND SIMILAR CHARGES                    2002           2001
                                                          US$'000        US$'000

     Bank charges and interest on loans repayable
        within five years:
          by instalments                                       42             62
          other than by instalments                             -              2
     Finance lease charges                                     17             35
                                                              ---            ---

                                                               59             99
                                                              ===            ===


6.   LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION             2002           2001
                                                          US$'000        US$'000


     The loss on ordinary activities before taxation is stated after charging:

     Operating lease charges - other assets                2,914           2,105
     Directors' remuneration                               2,202             571
     Auditors' remuneration                                  175             109
     Depreciation                                          4,879           2,200
     Amortisation of intangible assets                    51,674          20,548
     Discounts on share options expensed                   1,695           2,682
                                                          ======          ======

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


7.   LOSS ATTRIBUTABLE TO THE GROUP

     A separate profit and loss account for Riverdeep Group plc has not been prepared because the conditions laid down in Section 3(2) of the Companies (Amendment) Act, 1986, have been complied with. The amount of the loss dealt with in the parent undertaking was US$1,497,000 (2001: US$2,859,000).

8.   TAX ON LOSS ON ORDINARY ACTIVITIES                 2002               2001
                                                     US$'000            US$'000

         Current tax:
         Ireland                                          -                    -
         Foreign taxes                                2,451                    -
                                                      -----               ------
                                                      2,451                    -
                                                      =====               ======

     The tax assessed for the period differs from the amount computed by applying the standard rate of corporation tax in the Republic of Ireland (18 per cent) to the loss on ordinary activities before taxation. The sources and tax effects of the differences are explained below:

                                                             2002          2001
                                                          US$'000       US$'000

     Loss on ordinary activities before tax               (30,158)      (52,712)
                                                        =========      ========
     Loss on ordinary activities multiplied by the
       standard rate of tax:
     18% and 22% in 2002 and 2001 respectively             (5,428)      (11,597)

     Effects of:
     Expenses not deductible for tax purposes               5,330         5,454
       (primarily goodwill and intangible
          asset amortisation)
     Higher tax rates on overseas earnings                  1,352        (2,772)
     Exempt income                                           (126)         (820)
     Losses not utilised                                      735         7,798
     Manufacturing relief                                     588         1,937
                                                         --------       -------

     Current tax charge for period                          2,451             -
                                                         ========      ========

     The group has significant trading losses carried forward at year end, the impact of which may serve to maintain, or potentially reduce, the group's annual effective tax rate in future years as well as providing cashflow benefits regarding the timing of tax payments.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

8.   TAX ON LOSS ON ORDINARY ACTIVITIES (Continued)

     Deferred tax:
     At 30 June, 2002 the group had significant Irish and US trading losses carried forward. The utilisation of these net operating losses carried forward is limited to future profitable operations of the group in the related tax jurisdictions in which such losses arose. The Irish losses carry forward indefinitely. The U.S. losses carried forward will expire between 2017 and 2022 if not previously utilised. No deferred tax asset is recognised in respect of the net operating losses carried forward because of the history of operating losses in the related tax jurisdictions.

9.   EMPLOYEES                                          2002               2001
                                                      Number             Number

     The average number of persons employed by the group, by department, during the year was as follows:

     Research and development                            236                179
     Distribution                                        175                126
     General and administrative                           72                 44
                                                     -------             ------
                                                         483                349
                                                     =======             ======

     The staff costs comprise:                       US$`000            US$`000

     Wages and salaries                               43,865             27,306
     Social welfare costs                              5,446              2,533
     Pension costs                                     1,184              1,304
                                                     -------             ------
                                                      50,495             31,143
                                                     =======             ======


10.  LOSS PER ORDINARY SHARE

     Basic and diluted loss per ordinary share are calculated in accordance with Financial Reporting Standard Number 14, " Earnings per share".

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


10.  LOSS PER ORDINARY SHARE (Continued)

     The following sets forth the computation of basic and diluted loss per ordinary share:

                                                             2002          2001
                                                          US$'000       US$'000
     Numerator
     Numerator for basic and diluted loss per
     ordinary share - loss on ordinary
        activities after taxation                          (32,609)     (52,712)
                                                           ========    ========
     Denominator
     Denominator for basic and diluted loss per share
       - weighted average ordinary shares (`000)
       Basic                                                225,436     192,861
       Diluted                                              225,436     192,861
                                                            =======     =======
     Basic and diluted loss per ordinary share             US$(0.14)   US$(0.27)
                                                           ========    ========


     The effect of employee stock options have not been included in the computation of diluted loss per ordinary share as to do so would have been antidilutive. The weighted average number of options outstanding for the years ended 30 June 2002 and 2001 were 40,818,987 and 24,649,457 respectively.


11. INTANGIBLE FIXED ASSETS


                                                  Brand names,
                                    Acquired      trademarks &
                                  technology      domain names      Goodwill        Total
    GROUP                            US$'000         US$'000         US$'000      US$'000
    Cost
    At 1 July 2001                    13,037         11,510          151,718      176,265
    Arising on acquisitions            6,340         15,650           72,155       94,145
                                      ------         ------           ------       ------
    At 30 June 2002                   19,377         27,160          223,873      270,410
                                      ------         ------           ------       ------
    Amortisation

    At 1 July 2001                     2,071          2,027           17,433       21,531
    Amortised in year                  4,587          3,394           43,693       51,674
                                      ------         ------           ------       ------
    At 30 June 2002                    6,658          5,421           61,126       73,205
                                      ------         ------           ------       ------

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

11.  INTANGIBLE FIXED ASSETS (Continued)


                                                  Brand names,
                                    Acquired      trademarks &
                                  technology      domain names      Goodwill        Total
    GROUP                            US$'000         US$'000         US$'000      US$'000
    Net book amounts
    At 30 June 2002                   12,719         21,739          162,747      197,205
                                      ======         ======          =======      =======
    At 30 June 2001                   10,966          9,483          134,285      154,734
                                      ======         ======          =======      =======

     During the year, the group disposed of an intangible asset with nil cost.

12.  TANGIBLE FIXED ASSETS

                                               Computer
                               Leasehold       software &         Furniture
                            improvements        equipment      and fixtures          Total
     GROUP                       US$'000          US$'000           US$'000        US$'000
     Cost
     At 1 July 2001                1,260            9,161             1,212         11,633
     Additions                     2,203            3,234                75          5,512
     Acquisitions                    331                -                 -            331
                                   -----           ------             -----         ------
     At 30 June 2002               3,794           12,395             1,287         17,476
                                   -----           ------             -----         ------

     Depreciation
     At 1 July 2001                   75            2,929               272          3,276
     Charge in year                  538            3,991               350          4,879
                                   -----           ------             -----         ------

     At 30 June 2002                 613            6,920               622          8,155
                                   -----           ------             -----         ------
     Net book amounts
     At 30 June 2002               3,181            5,475               665          9,321
                                  ======           ======            ======         ======
     At 30 June 2001               1,185            6,232               940          8,357
                                  ======           ======            ======         ======

     The net book amounts of fixed assets include US$103,000 (2001: US$244,000) in respect of leased assets. The depreciation charge for the year in respect of these assets was US$141,000 (2000: US$229,000).

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

                                                                   (As restated)
13.  FINANCIAL FIXED ASSETS                             2002            2001
                                                     US$'000         US$'000

     COMPANY
     Shares in subsidiary undertakings - unlisted at cost

     At 1 July 2001                                  430,372         405,111
     Additions during year                            10,000          25,261
                                                     -------         -------
     At 30 June 2002                                 440,372         430,372
                                                     =======         =======

     The company reclassified certain current assets as financial fixed asset investments in the current year. The comparative numbers have been adjusted for this reclassification.

     At 30 June 2002, the company had the following wholly owned subsidiary undertakings. All shareholdings are in ordinary shares:


                                   Nature of
     Name                           business                        Registered office
     Riverdeep Interactive          Product development             Third Floor,
        Learning Limited                                            Styne House,
                                                                    Upper Hatch Street,
                                                                    Dublin 2.

     Riverdeep Inc.                 Trading company                 399 Boylston Street,
     Ed-Vantage Software, Inc.      Product development             Boston,
                                                                    Massachusetts 02116,
                                                                    United States of America.

     Fast Break Limited             Product development             111 Arlozorov Street,
                                                                    Tel Aviv,
                                                                    Israel.

     Riverdeep Group                Group finance company           PO Box 309,
        Finance Limited                                             George Town,
                                                                    Grand Cayman,
                                                                    Cayman Islands,
                                                                    British West Indies.

     Silverbank Limited             Executive management            PO Box 87,
                                       services                     22 Grenville Street,
                                                                    St. Helier,
                                                                    Jersey JE4 8PX,
                                                                    Channel Islands.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

14.  STOCK                                                 2002            2001
                                                        US$`000         US$`000

     Finished Goods                                       4,694           2,462
                                                        =======          ======


                                                                  (As restated,
                                                                       note 13)
15.  DEBTORS                                               2002            2001
                                                        US$'000         US$'000

     GROUP

     Amounts falling due within one year

     Trade debtors                                       64,662          34,615
     VAT recoverable                                        138             134
     Other debtors                                        2,830           3,565
                                                        -------         -------
                                                         67,630          38,314
                                                        =======         =======

                                                           2002            2001
     COMPANY                                            US$'000         US$'000
     Amounts falling due within one year
     Amounts owed by subsidiary undertakings            243,527         170,998
     Other debtors                                           20               -
                                                        -------         -------
                                                        243,547         170,998
                                                        =======         =======


16.  INVESTMENTS                                           2002            2001
                                                        US$`000         US$`000

     GROUP
     US Government agency notes                               -          35,728
     US Municipal bonds                                   2,012               -
     Auction rate cumulative preferred notes              6,000           1,750
                                                         ------          ------
                                                          8,012          37,478
                                                         ======          ======

     Investments comprise equity securities and are classified as available-for-sale securities and reported at fair value. Any unrealised gains and losses are reported as movements on revaluation reserve. At 30 June 2002 and 30 June 2001, cost approximated fair value.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

17.  CREDITORS                                             2002            2001
     GROUP                                              US$'000         US$'000
     Amounts falling due within one year
     Bank loans                                             105              84
     Note payable                                             -           2,000
     Trade creditors                                     20,389           5,452
     Finance lease obligations                            1,640             136
     Corporation tax                                      2,451               -
     PAYE and PRSI                                           88              53
     Deferred revenue                                    12,886          13,043
     Accruals and other creditors                        29,795          11,154
                                                         ------          ------
                                                         67,354          31,922
                                                         ======          ======

     In connection with the acquisition of Teacher Universe, Inc. in May 2001, the group assumed a note payable of US$2.0 million, which was repaid on 30 September 2001. The note was unsecured and carried an interest rate of 7% per annum.

                                                           2002            2001
                                                        US$'000         US$'000

     COMPANY
     Amounts falling due within one year
     Accruals and other creditors                           105             150
                                                        =======          ======


18.  CREDITORS                                             2002            2001
     GROUP                                              US$`000         US$`000
     Amounts falling due after more than one year
     Long-term debt:
        Repayable -
           Between one and two years                         67              92
           Between two and five years                         -              54
                                                        -------         -------
                                                             67             146
     Finance lease obligations                            1,198              71
                                                        -------         -------
                                                          1,265             217
                                                        =======         =======

     The long-term debt is unsecured, carries interest at a fixed rate of 6.5% and is due for repayment by 15 February 2004.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


19.  CALLED UP SHARE CAPITAL                                2002           2001
                                                         US$'000        US$'000
     COMPANY AND GROUP
     Authorised
     1,000,000,000 ordinary shares of US$0.10 each       100,000        100,000
     100,000,000 convertible preference shares of
     US$0.10 each                                         10,000         10,000
                                                         -------        -------
                                                         110,000        110,000
                                                         =======        =======

                                                            2002           2001
                                                         US$'000        US$'000

     GROUP AND COMPANY
     Allotted, called up and fully paid
     At start of year                                     20,548         16,374
     Issuance of ordinary shares in connection
        with share placing (i)                               833              -
     Issuance of ordinary share in connection with
        acquisitions(ii)                                     716          3,441
     Issuance of ordinary shares on exercise
        of options (iii)                                     235            680
     Employee share purchase plan (iv)                        10             16
     Issuance of ordinary shares and exercise of
        warrants and options in connection with
        Ed-Vantage acquisition (v)                           220             37
     Issuance of ordinary shares in connection
        with Smartstuff acquisition (vi)                      24              -
     Issuance of ordinary shares in connection
        with acquisition of leasehold improvements
           and other fixed assets (vii)                       68              -
                                                         -------        -------

     At end of year                                       22,654         20,548
                                                         =======        =======
     Number of ordinary shares (`000)                    226,543        205,480
                                                         =======        =======

(i) In October 2001, Reed Elsevier plc made an equity investment of US$25 million in the group. The investment is represented by the issuance of 8,333,333 ordinary shares of US$0.10 each, with an aggregate nominal value of US$833,333, which were issued for cash of US$25,000,000. The proceeds were used to fund the on going activities of the business.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

19.  CALLED UP SHARE CAPITAL (Continued)

(ii) Acquisitions
     During the year the group issued 7,164,180 ordinary shares of US$0.10 each with an aggregate nominal value of US$716,418 in connection with the acquisition of The Learning Company. The aggregate fair value of the ordinary shares issued was US$23.1 million. Refer to note 22 for further details.

     During 2001, the group issued 34.41 million ordinary shares with an aggregate nominal value of US$3.441 million in connection with the acquisition of Ed-Vantage Software, Inc., Edmark Corporation, SmartStuff Software and Teacher Universe, Inc. The aggregate fair value of the ordinary shares issued was US$114.68 million.

(iii) Employee share option scheme
     The group established a share option scheme ("the scheme") in November 1998, which is available to certain employees of the group and such other persons as the board of directors determine. The group's board of directors and shareholders approved amendments to the scheme in December 1999, February 2000, February 2001 and February 2002 providing for increases in the number of ordinary shares reserved for grant under the scheme. The scheme provides for the issuance of up to 65,000,000 of the company's ordinary shares. Options granted under the scheme expire ten years after the date of grant or seven years from the date of grant in case of options granted prior to 15 February 2000.

     The board of directors generally determines the pricing and vesting periods of the options granted. The exercise price of options granted cannot be less than the par value of the underlying shares and in the case of options which qualify as incentive share options for United States tax purposes, not less than the market value of the shares on the date of grant. Options granted to 30 June 1999 generally have a two-year vesting period and were granted in November 1998. Options granted thereafter vest annually over three years.

     At 30 June 2002 and 2001,  options to purchase  42,613,314  and  27,293,984 ordinary shares respectively were outstanding.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

19.  CALLED UP SHARE CAPITAL (Continued)

(iii) Employee share option scheme (continued)
     A summary of the group's stock option activity and related information for the years ended 30 June 2002 and 2001 is as follows:

                                                          Weighted                            Weighted
                                                           average                             average
                                                          exercise                            exercise
                                          Options            price             Options           price
                                             2002             2002                2001            2001
                                           Number              US$              Number             US$
     Options outstanding
        at beginning of year           27,293,984            2.819          19,222,000           1.659
     Granted                           21,755,100            3.770          17,542,806           3.248
     Exercised                         (2,350,106)           1.990          (6,799,708)          0.598
     Forfeited                         (4,085,664)           3.333          (2,671,114)          2.951
                                       ----------            -----          ----------           -----
                                       42,613,314            3.317          27,293,984           2.819
                                       ==========            =====          ==========           =====


(iv) Employee share purchase plan
     In March 2000, the group established a United States' qualified Employee Share Purchase Plan (the "Plan"). The Plan is designed to give qualified employees (as defined) the opportunity to purchase designated ordinary shares of the group twice during the year, at 30 June and 31 December. The purchase price of shares acquired pursuant to the Plan, will be the lesser of 85% of the closing price at the beginning of each offering period, or 85% of the fair market value on the purchase date. The shares that may be sold pursuant to the Plan shall not exceed in the aggregate 1,750,000 ordinary shares. During the years ended 30 June 2002 and 2001, 98,178 and 163,674 ordinary shares respectively were purchased by employees under the Plan.

(v)  Ed-Vantage acquisition
     Represents the issue of 980,028 ordinary shares of US$0.10 each with an aggregate nominal value of US$98,003 on the first anniversary of the group's acquisition of Ed-Vantage Software Inc. and the further issuance of approximately 1.2 million (2001: 37,000) ordinary shares of US$0.10 each with an aggregate nominal value of US$122,000 upon exercise of options and warrants assumed as part of that acquisition.

(vi) Smartstuff acquisition
     Represents the issue of 240,834 ordinary shares of US$0.10 each with an aggregate nominal value of US$24,083 on the first anniversary of the group's acquisition of SmartStuff Software in February 2001.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

19. CALLED UP SHARE CAPITAL (Continued)

(vii) Leasehold improvements and other fixed assets

     In April 2002, the group issued 681,000 ordinary shares of US$0.10 each with an aggregate nominal value of US$68,100 to Gores Technology Group in return for leasehold improvements and other fixed assets at 500 Redwood Boulevard, Novato, California, U.S.A. The aggregate fair value of the ordinary shares issued was US$2.3 million.

20.  MERGER RESERVE                                       2002             2001
                                                       US$'000          US$'000

     Balance at end of year                            310,986          310,986
                                                       =======          =======

     The merger reserve represents the difference between the nominal value of the share capital of Riverdeep Interactive Learning Limited and the book value of the investment by Riverdeep Group plc at the date of the group reconstruction referred to in note 1.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

21.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                   Called                                          Shares       Profit
                                                 up share       Share      Merger       Other       to be     and loss
                                                  capital     premium     reserve    reserves      issued      account        Total
 GROUP                                            US$'000     US$'000     US$'000     US$'000     US$'000      US$'000      US$'000
 At 30 June 2000                                   16,374     411,760    (310,986)     31,364           -      (46,407)     102,105
 Issuance of ordinary shares in connection
    with acquisitions                               3,441     111,236           -           -           -            -      114,677
 Shares to be issued in connection
    with acquisitions                                   -           -           -           -      50,505            -       50,505
 Issuance of options in connection
    with acquisitions                                   -           -           -       5,249           -            -        5,249
 Issuance of ordinary shares on exercise of
    warrants and options in connection
    with the Ed-Vantage acquisition                    37       1,685           -      (1,722)          -            -            -
 Employee share purchase plan                          16         440           -           -           -            -          456
 Issuance of ordinary shares on exercise
    of options                                        680       2,072           -           -           -            -        2,752
 Loss for financial year                                -           -           -           -           -      (52,712)     (52,712)
 Credits corresponding to discounts
    on share options expensed                           -           -           -       2,682           -            -        2,682
                                                  -------     -------     -------     -------     -------      -------       ------
 At 30 June 2001                                   20,548     527,193    (310,986)     37,573      50,505      (99,119)     225,714
                                                 ========    ========    ========    ========    ========     ========      =======

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

21.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS (Continued)


                                                     Called                                          Shares       Profit
                                                   up share       Share      Merger       Other       to be     and loss
                                                    capital     premium     reserve    reserves      issued      account       Total
  GROUP                                             US$'000     US$'000     US$'000     US$'000     US$'000      US$'000     US$'000
  At 30 June 2001                                    20,548     527,193    (310,986)     37,573      50,505      (99,119)    225,714
  Proceeds from share placing                           833      24,167           -           -           -            -      25,000
  Issuance of ordinary shares in connection
    with acquisitions                                   716      22,368           -           -           -            -      23,084
  Shares to be issued in connection
    with acquisitions                                     -           -           -           -      27,694            -      27,694
  Issuance of ordinary shares and exercise of
    warrants and options in connection with
    Ed-Vantage acquisition                              220       7,859           -      (3,527)     (4,552)           -           -
  Issuance of ordinary shares in connection with
    Smartstuff acquisition                               24         929           -           -        (953)           -           -
  Issuance of ordinary shares in connection with
    the acquisition of leasehold improvements
    and other fixed assets                               68       2,240           -           -           -            -       2,308
  Issuance of ordinary shares on exercise
    of options                                          235       4,442           -           -           -            -       4,677
  Employee share purchase plan                           10         221           -           -           -            -         231
  Loss for financial year                                 -           -           -           -           -      (32,609)   (32,609)
  Credits corresponding to discounts on
     share options expensed                               -           -           -       1,695           -            -       1,695
                                                   --------    --------    --------    --------    --------     --------     -------
  At 30 June 2002                                    22,654     589,419    (310,986)     35,741      72,694     (131,728)    277,794
                                                   ========    ========    ========    ========    ========     ========     =======


RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


21.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS (Continued)


                                                        Called                                   Shares         Profit
                                                      up share         Share         Other        to be       and loss
                                                       capital       premium      reserves       issued        account         Total
  COMPANY                                              US$'000       US$'000       US$'000      US$'000        US$'000       US$'000
  At 30 June 2000                                       16,374       411,760         1,339            -        (1,288)       428,185
  Issuance of ordinary shares in connection
    with acquisitions                                    3,441       111,236             -            -              -       114,677
  Shares to be issued in connection
    with acquisitions                                        -             -             -       50,505              -        50,505
  Issuance of options in connection
    with acquisition                                         -             -         5,249            -              -         5,249
  Issuance of ordinary shares on exercise of
     warrants and options in connection with
     Ed-Vantage acquisition                                 37         1,685       (1,722)            -              -             -
  Issuance of ordinary shares on exercise
     of options                                            680         2,072             -            -              -         2,752
  Employee share purchase plan                              16           440             -            -              -           456
  Loss for financial year                                    -             -             -            -        (2,859)       (2,859)
  Credits corresponding to discounts on
     share options expensed                                  -             -         2,682            -              -         2,682
                                                      --------      --------      --------     --------       --------      --------
  At 30 June 2001                                       20,548       527,193         7,548       50,505        (4,147)       601,647
                                                      ========      ========      ========     ========       ========      ========

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


21.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS (Continued)

                                                        Called                                   Shares         Profit
                                                      up share         Share         Other        to be       and loss
  COMPANY                                              capital       premium      reserves       issued        account         Total
                                                       US$`000       US$`000       US$`000      US$`000        US$`000       US$`000
  At 30 June 2001                                       20,548       527,193         7,548       50,505        (4,147)      601,647
  Proceeds from share placing                              833        24,167             -            -              -       25,000
  Issuance of ordinary shares in connection
     with acquisitions                                     716        22,368             -            -              -       23,084
  Shares to be issued in connection
     with acquisitions                                       -             -             -       27,694              -       27,694
  Issuance of ordinary shares and exercise of
     warrants and options in connection with
     Ed-Vantage acquisition                                220         7,859        (3,527)      (4,552)             -             -
  Issuance of ordinary shares in connection
     with Smartstuff acquisition                            24           929             -         (953)             -             -
  Issuance of ordinary shares in connection
     with the acquisition of leasehold
     improvements and other fixed assets                    68         2,240             -            -              -        2,308
  Issuance of ordinary shares on exercise
     of options                                            235         4,442             -            -              -        4,677
  Employee share purchase plan                              10           221             -            -              -          231
  Loss for financial year                                    -             -             -            -         (1,497)      (1,497)
  Credits corresponding to discounts on share
     options expensed                                        -             -         1,695            -              -        1,695
                                                       _______       _______       _______      _______        _______       _______

  At 30 June 2002                                       22,654       589,419         5,716       72,694        (5,644)       684,839
                                                      ========      ========      ========     ========       ========      ========

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002(Continued)


22.  ACQUISITION

     In September 2001, the group acquired the educational assets of The Learning Company from Gores Technology Group. Under the terms of the agreement the group agreed to issue, in three tranches, 9,552,240 new ordinary shares, assume liabilities of US$41.8 million (including US$20 million of short-term debt) and incur US$1.6 million of closing costs in connection with the acquisition.

     Of the 9,552,240, ordinary shares, the first two tranches were settled with the issue of 7,164,180 ordinary shares with a value of US$23.1 million. The third tranche, with a fair value of US$7.7million, will be settled with the issue of 2,388,060 ordinary shares on the first anniversary of the acquisition. The deferred consideration of US$7.7 million is disclosed as "shares to be issued" within the equity shareholders' funds.

     The terms of the agreement also include an earn-out providing for the future issuance of additional Riverdeep Group plc ordinary shares, up to a maximum fair value of US$20 million, contingent upon the achievement of future results of the acquired assets. At 30 June 2002 all performance targets were satisfied and the 9,311,940 ordinary shares with a value US$20 million are reflected as "shares to be issued" within the equity shareholders' funds.

     The acquisition was accounted for using the acquisition method of accounting, and accordingly, the assets, liabilities, and operating results have been included in the accompanying consolidated financial statements from the date of acquisition.

     The total purchase price consisted of 7,164,180 newly-issued ordinary shares with a value of US$23.1 million at the time of acquisition and shares to be issued with a value of US$27.7 million. The aggregate purchase price plus direct acquisition costs totalled US$52.3 million. The purchase price plus related expenses, was allocated to the acquired assets and liabilities at their estimated fair values based primarily on an independent valuation.

     Amounts allocated to goodwill of US$72.2 million, brand names, trademarks and domain names of US$15.7 million, and acquired technology of US$6.3 million are being amortised on a straight-line basis over their useful economic lives. Certain brand names, having indefinite useful lives are, in the opinion of the directors, not capable of continued measurement (so that the annual impairment reviews will be feasible) and in such circumstances, the brand names are amortised over a deemed useful life of 20 years in accordance with FRS 10 "Goodwill and Intangible Assets".

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


22.  ACQUISITION (Continued)

     The following  table shows the class of each asset and liability  acquired,
     fair  value   adjustments  and  the  amount  of  goodwill  arising  on  the acquisition of The Learning Company:

                                                          The Learning
                                                               Company
                                                               US$'000
     Consideration:
     Issuance of ordinary shares                                23,084
     Shares to be issued                                        27,694
     Cash consideration                                          1,566
                                                               -------
     Total consideration                                        52,344
                                                               =======
     Net assets acquired:
     Fixed assets                                                  331
     Working capital                                           (19,406)
     Assumption of finance leases                               (2,726)
     Assumption of loan note payable                           (20,000)
                                                               -------
     Net liabilities acquired at fair values*                  (41,801)
                                                               -------
     Acquired intangibles:
     Acquired technology                                         6,340
     Brand names, trademarks and domain names                   15,650
                                                               -------
                                                                21,990
                                                               -------
     Goodwill arising on acquisition                            72,155
                                                               -------
                                                                52,344
                                                               =======

     *There were no material fair value adjustments to the book value of the assets (liabilities) acquired.

     No provisions were made in respect of reorganisation, redundancies or related asset write-downs in the twelve months preceding the effective date of the acquisition.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

22.  ACQUISITION (Continued)

     Pre-acquisition profit and loss details of The Learning Company.

     The Learning Company incurred a loss after tax of US$31,810,000 in the year ended 30 June 2000. The summarised financial information from the period from 1 July 2001 to the effective date of the acquisition is as follows:

                                                                        2002
                                                                     US$'000

     Turnover                                                         10,354
     Operating loss                                                     (356)
     Loss before tax                                                    (356)
     Taxation                                                              -
                                                                      -------

     Loss for the period ended 14 September 2001                        (356)
                                                                      -------

     There were no recognised gains and losses in the period reported other than the loss as noted. The pre-acquisition summarized financial information shown above has been extracted from financial information prepared under the accounting policies of the individual entities prior to acquisition.

     An analysis of group turnover and loss by on-going operations and acquisitions, or the impact of the acquisitions on the group's cash flow statement cannot be given due to the manner in which acquisitions are integrated into the operations of the group.


23.  COMMITMENTS

     GROUP
(a)  Finance lease commitments                             2002            2001
                                                        US$'000         US$'000

     Finance leases obligations, including interest, are due as follows:

     Within one year                                      1,640             136
     Between two and five years                           1,198              71
                                                          -----          ------
                                                          2,838             207
                                                          =====          ======

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

23.  COMMITMENTS (Continued)

(b)  Operating lease commitments
     The group leases all of its office space. The group's corporate headquarters are currently located in a leased 12,814 square foot facility at Third Floor, Styne House, Upper Hatch Street, Dublin, Ireland. This lease agreement commenced in March 2000, may be terminated on 1 March 2015, and expires on 1 March 2025. The group's Cambridge, Massachusetts lease comprises 18,590 square feet and expires on 31 July 2005. The group has operating lease commitments related to space in Redmond, Washington consisting of 68,139 square feet such leases expiring on 30 November 2004. The group has operating lease commitments related to space in Fremont, California consisting of 33,499 square feet such lease expiring on 31 March 2003. The group has operating lease commitments related to space in Novato, California consisting of 22,433 square feet such leases expiring on 31 October 2006.

     Leasing commitments at 30 June 2002 payable during the next twelve months are as follows: Land and buildings

                                                                        Land and
                                                                       buildings
                                                                        US$'000

         Expiring
         Within one year                                                    333
         Between one and two years                                          606
         Between two and five years                                       1,893
         After more than five years                                         590
                                                                          -----
                                                                          3,422
                                                                          =====


24.  CONTINGENT LIABILITIES

     Under the terms of research and development agreements between the group and Enterprise Ireland, amounts received from Enterprise Ireland may be revoked in certain circumstances, principally the disposal of intellectual property arising from the grant aided research and development. The group has complied with the terms of the grant agreement to 30 June 2002.

     As at 30 June 2002, the company has approximately US$760,000 ((euro)762,000) in restricted cash deposits securing an annual renewable letter of credit facilities with Bank of Ireland, on the Hatch Street, Dublin leased facilities. The company has US$517,000 in restricted cash deposits relating to letter of credit facilities with Fleet National Bank, on the Cambridge Massachusetts leased facilities.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

24.  CONTINGENT LIABILITIES (Continued)

     Should the company not renew these letters of credit facilities or default on its rental obligations, these amounts will be payable to the lessor.

25.  RECONCILIATION  OF  OPERATING  LOSS TO NET            2002            2001
       CASH INFLOW  (OUTFLOW) FROM OPERATING            US$'000         US$'000
       ACTIVITIES

     Operating loss                                     (31,628)        (56,473)
     Depreciation                                         4,879           2,200
     Amortisation of intangible assets                   51,674          20,548
     Decrease (increase) in stock                         1,742            (445)
     Increase in debtors                                (35,252)        (27,135)
     Increase in creditors                               15,974          14,486
     Discounts on share options expensed                  1,695           2,682
     In process research and development                      -           9,940
                                                         ------          -------
     Net cash inflow (outflow) from operating
       activities                                         9,084         (34,197)
                                                         ======          =======


26.  RECONCILIATION  OF NET CASH FLOW                      2002            2001
       TO MOVEMENT IN NET FUNDS                         US$'000         US$'000

     Increase (decrease) in cash                         43,005         (31,953)
     Decrease in debt                                    22,058             119
     Capital element of finance leases repaid                95             127
                                                         ------          -------

     Change in net funds resulting from cash flow        65,158         (31,707)
     Loan note assumed on acquisition                   (20,000)         (2,000)
     Finance leases assumed on acquisition               (2,726)              -
     Currency adjustment                                     38            (138)
                                                         ------          -------

     Movement in net funds in the year                   42,470         (33,845)
     Net funds at beginning of year                      14,071          47,916
                                                         ------          -------

     Net funds at end of year (Note 28)                  56,541          14,071
                                                         ======          =======

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

27.  MANAGEMENT OF LIQUID RESOURCES                        2002            2001
                                                        US$'000         US$'000

     Sale of marketable securities                       35,729          93,884
     Purchase of marketable securities                   (6,263)        (80,659)
                                                         ------          -------
                                                         29,466          13,225
                                                         ======          =======


28.  ANALYSIS OF NET FUNDS


                                      At            Cash                        Exchange            At
                                1/7/2001            flow    Acquisitions     differences     30/6/2002
                                 US$'000         US$'000         US$'000         US$'000       US$'000

     Cash at bank
        and in hand               16,508          41,728               -              38        58,274
     Restricted cash                   -           1,277               -               -         1,277
                                  ------          ------          ------          ------        ------
                                  16,508          43,005               -               -        59,551
     Finance leases                (207)              95         (2,726)               -       (2,838)
     Loans and Short
        Term Debt:
          Due in less
           than one year         (2,084)          21,979        (20,000)               -         (105)
          Due in more
           than one year           (146)              79               -               -          (67)
                                  ------          ------          ------          ------        ------

                                  14,071          65,158        (22,726)              38        56,541
                                  ======          ======         ======           ======        ======


29.  RELATED PARTY TRANSACTIONS

     In September 1999, Patrick McDonagh acquired a 25% interest in SimPlayer plc ("SimPlayer"), the company formerly known as Logal Educational Systems and Software Limited ("Logal"). In October 1999, both Patrick McDonagh and Barry O'Callaghan were named directors of SimPlayer. In September 2000, the group agreed to pay SimPlayer a license fee of US$250,000 for the use of its technology for a one-year period.

     Anthony Lucki, a non-executive director with the group, serves as President and CEO of Harcourt Education ("Harcourt"). In October 2001, the group entered into an agreement with Harcourt to deliver co-developed products to Harcourt. Included in the group's turnover of US$169 million for the year ended 30 June 2002 was an amount of US$9 million recognised under this agreement. Included in trade debtors at 30 June 2002, are advance billings amounting to US$3.5 million in relation to this agreement.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


30. DERIVATIVES AND FINANCIAL INSTRUMENTS

     The group's financial instruments comprise borrowings, cash and liquid resources, and various items, such as trade debtors, trade creditors, etc, that arise directly from its operations. The main purpose of these financial instruments is to raise finance for the group's operations.

     The group has not entered into derivative transactions during the period and it is, and has been throughout the period under review, the group's policy that no trading in financial instruments shall be undertaken.

     Interest rate and currency profile

     The  interest  rate and  currency  profile of the group's net funds and net
     financial  assets  and  liabilities   (excluding  short  term  debtors  and
     creditors) as at 30 June 2001 and 30 June 2002 was as follows:


                                                             US
     30 June 2001                             Euro       dollars       Other       Total
     Weighted average fixed
        debt interest rate                     8%             7%           -         7%
     Weighted average fixed
        debt period-years                      1.6            -            -         1.6

                                                             US
                                               Euro      dollars       Other       Total
     30 June 2001                           US$'000      US$'000     US$'000     US$'000

     Fixed rate debt                          (435)      (2,002)           -     (2,437)
     Cash and short term deposits
      - floating rate                          233       16,253           22      16,508
                                              ----        ------      ------      ------

     Net (debt) funds by major currency       (202)      14,251           22      14,071
     Investments held as current assets          -       37,478            -      37,478
                                              ----       ------       ------      ------

     Net financial assets and liabilities
        (excluding short term debtors
           and creditors)                     (202)      51,729           22      51,549
                                              ====       ======       ======      ======

                                                             US
     30 June 2002                              Euro      dollars        Other       Total
     Weighted average fixed
        debt interest rate                     6.7%         6.3%           -         6.4%
     Weighted average fixed
        debt period-years                      1.0          1.5            -          1.5


RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


30.  DERIVATIVES AND FINANCIAL INSTRUMENTS (Continued)

                                                                US
                                               Euro         dollars          Other            Total
                                            US$'000         US$'000        US$'000          US$'000
     Fixed rate debt                           (287)         (2,723)             -           (3,010)
     Cash and short-term deposits
        - floating rate                         309          59,223             19           59,551
                                             ------          ------         ------           ------

     Net funds by major currency                  22         56,500             19           56,541
     Investments held as current assets           -           8,012              -            8,012
                                             ------          ------         ------           ------

     Net financial assets and liabilities
        (excluding short term debtors
           and creditors)                        22          64,512             19           64,553
                                           ========        ========       ========         ========


     Cash and current asset investments consists of cash and liquid securities with maturities of twelve months or less at the date of acquisition.

     Fair value of financial assets and liabilities
     The  carrying  amount  of  the  group's   financial  assets  and  financial
     liabilities are not materially different from their carrying value.

     Excluding  the  group's  Irish   operations,   there  were  no  significant
     transactional currency exposures at 30 June 2002, that gave rise to net currency gains and losses recognised in the profit and loss account. Such exposures comprise the monetary assets and liabilities of the group that are not denominated in the operating functional currency of the operation involved. As at 30 June 2002, transactional currency exposures in the group's Irish operations are immaterial.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)

31.  PENSION COMMITMENTS

     The group operates defined contribution plans for certain employees. The assets of the schemes are held separately from those of the group in independently administered funds. The pension cost charge represents contributions payable by the group to the funds and the charge for the year and the amount payable to the fund at the year end were as follows:

                                                  2002                 2001
                                               US$`000              US$`000

     Pension cost                                1,184                1,304
                                                ======               ======
     Pension accrued                               166                    -
                                                ======               ======


32.  GUARANTEES

     Pursuant to the provisions of Section 17 of the Companies (Amendment) Act,1986, the company has guaranteed the liabilities of its subsidiary undertaking, Riverdeep Interactive Learning Limited, for the financial year ended 30 June 2002 and, as a result, the subsidiary undertaking has been exempted from the filing provisions of Section 7 of the Companies (Amendment) Act, 1986.

33.  SIGNIFICANT EVENTS SINCE THE YEAR END

     In July 2002 the group acquired the exclusive right to distribute a software product suite for US$9 million.

     In  August  2002  the  group,  through  its  wholly-owned  U.S.  subsidiary
     Riverdeep, Inc., acquired the entire issued share capital of Broderbund LLC, Broderbund Properties LLC and Broderbund (Canada) Limited
     (collectively "Broderbund"). Under the terms of the sale and purchase agreement, the group paid Gores Technology Group consideration of US$57.2 million in exchange for the entire issued share capital of Broderbund. Key assets purchased include the Broderbund name, and its industry leading software brands such as Print Shop, Print Master, Family Tree Maker, American Greetings, 3D Home Architect, Calendar Creator, and Cosmopolitan as well as other well known licensed brands. The acquisition was funded through a combination of cash and new $50 million Senior Debt Facility.

RIVERDEEP GROUP PLC
--------------------------------------------------------------------------------

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
30 June 2002 (Continued)


33.  SIGNIFICANT EVENTS SINCE THE YEAR END (Continued)

     In September 2002 the group announced that it would voluntarily de-list its American Depositary Shares "ADSs" (each representing 6 ordinary shares of nominal value US$0.10 each) from The Nasdaq National Market ("Nasdaq") in the United States with effect from the close of business on 3 October 2002. At such time, trading of the group's ADSs on Nasdaq ceased. The group converted to a Primary Listing of its ordinary shares on the Official List of the Irish Stock Exchange simultaneous with its de-listing from Nasdaq.

     In November 2002 the group announced that it had filed Form 15 with the Securities and Exchange Commission to voluntarily de-register the company. As a result, after 90 days from the filing of the Form 15, the company will no longer be a registrant under the U.S. Securities Exchange Act of 1934.

     The group also provided its depositary bank, Citibank N.A. ("Citibank"), with notice of termination of the deposit facility and has directed Citibank to notify all holders of the group's American Depositary Receipts ("ADRs") of such termination. The termination of the deposit agreement was effective as of the close of business on 3 November 2002.

     Following the termination of the deposit agreement, the transfer of the group's ADRs are not registered by Citibank. In connection with the termination of the deposit agreement, the group has instructed Citibank to suspend the issuance of additional ADSs against the deposit of ordinary shares of the group.

     In November 2002, the group announced that it had received an approach from its Chairman and Chief Executive Officer, Barry O'Callaghan supported by Patrick McDonagh, which may or may not lead to an offer being made for the company. Discussions are at a preliminary stage and all of the Directors other than Barry O'Callaghan and Patrick McDonagh have appointed Davy Corporate Finance Limited and Credit Suisse First Boston to provide them with independent financial advice.